--------------------------------------------------------------------------------
                                                                   EXHIBIT 99.01

FOR IMMEDIATE RELEASE         CONTACT:          MARK C. BROWN
                                                CHIEF FINANCIAL OFFICER
                                                STRAYER EDUCATION, INC.
                                                (703) 247-2514

                                                SONYA UDLER
                                                VICE PRESIDENT
                                                CORPORATE COMMUNICATIONS
                                                STRAYER EDUCATION, INC.
                                                (703) 247-2517
                                                sonya.udler@strayer.edu

STRAYER EDUCATION, INC. ANNOUNCES THIRD QUARTER COMMON STOCK CASH DIVIDEND

ARLINGTON, Va., August 22, 2002 -- Strayer Education, Inc. (Nasdaq: STRA) today announced that the Company's Board of Directors declared a quarterly cash dividend of $0.065 per common share ($0.26 annually) for the quarter ending September 30, 2002. The dividend is payable on October 22, 2002 to shareholders of record on October 8, 2002.

Strayer Education, Inc. (Nasdaq: STRA) (www.strayereducation.com) is an education services holding company which owns Strayer University and certain other assets. Strayer's mission is to make higher education achievable and convenient for working adults in today's economy.

Strayer University (www.strayer.edu) is a proprietary institution of higher learning which offers undergraduate and graduate degree programs in Business Administration, Accounting, and Information Technology to more than 14,000 working adults at 20 campuses in Maryland, Washington, D.C., Virginia, and North Carolina and via the Internet through Strayer University Online. Strayer University is committed to providing an education that prepares working adult students for advancement in their careers and professional lives. By constantly adapting to the latest techniques and technologies used in business, we provide our graduates with practical skills and a competitive edge in the changing marketplace.

Strayer University is accredited by the Middle States Commission on Higher Education. Founded in 1892, Strayer attracts students from around the country and throughout the world.




This press release contains statements that are forward looking and are made pursuant to the "safe-harbor" provisions of the Private Securities Litigation Reform Act of 1995 ("Reform Act"). The statements are based on the Company's current expectations and are subject to a number of uncertainties and risks. In connection with the Safe Harbor provisions of the Reform Act, the Company has identified important factors that could cause the Company's actual results to differ materially. The uncertainties and risks include the pace of growth of student enrollment, our continued compliance with Title IV of the Higher Education Act, competitive factors, risks associated with the opening of new campuses and the timing of related regulatory approvals and general economic and market conditions. Further information about these and other relevant risks and uncertainties may be found in the Company's annual report on Form 10-K and its other filings with the Securities and Exchange Commission, all of which are incorporated herein by reference and which are available from the Commission. We undertake no obligation to update or revise forward looking statements.

                                      # # #



                                       5